CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Integrity Funds:

We consent to the use of our report dated February 23, 2018, with respect to the financial statements and financial highlights of Oppenheimer Total Return Bond Fund, formerly Oppenheimer Core Bond Fund, a separate series of Oppenheimer Integrity Funds, as of December 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG

KPMG LLP

Denver, Colorado

March 27, 2018